GOLDEN GATEWAY COMMONS BUILDING III
OFFICE LEASE

SHORENSTEIN REALTY INVESTORS, L.P.,
A CALIFORNIA LIMITED PARTNERSHIP,
Landlord

and

NORCAL WASTE SYSTEMS, INC.,
Tenant

DATED AS OF: January 12, 1998

TABLE OF CONTENTS

Paragraph                                                            Page

1. Premises                                                             1
2. Certain Basic Lease Terms                                            1
3. Term; Delivery of Possession of Premises                             2
4. Tenant Improvements                                                  3
5. Monthly Rent                                                         6
6. Deleted                                                              7
7. Additional Rent: Increases in Operating Expenses and Tax Expenses    7
8. Use of Premises; Compliance with Law                                11
9. Alterations and Restoration                                         13
10. Repair                                                             14
11. Abandonment                                                        15
12. Liens                                                              15
13. Assignment and Subletting                                          15
14. Indemnification of Landlord                                        19
15. Insurance                                                          20
16. Mutual Waiver of Subrogation Rights                                22
17. Utilities                                                          22
18. Personal Property and Other Taxes                                  24
19. Rules and Regulations                                              25
20. Surrender; Holding Over                                            25
21. Subordination and Attornment                                       26
22. Financing Condition                                                26
23. Entry by Landlord                                                  26
24. Insolvency or Bankruptcy                                           27
25. Default and Remedies                                               27
26. Damage or Destruction                                              29
27. Eminent Domain                                                     30
28. Landlord's Liability; Sale of Building                             31
29. Estoppel Certificates                                              31
30. Right of Landlord to Perform                                       32
31. Late Charge                                                        32
32. Attorneys' Fees; Waiver of Jury Trial                              32
33. Waiver                                                             33
34. Notices                                                            33
35. Deleted                                                            33
36. Defined Terms and Marginal Headings                                33
37. Time and Applicable Law                                            34
38. Successors                                                         34
39. Entire Agreement; Modifications                                    34
40. Light and Air                                                      34
41. Name of Building                                                   34
42. Severability                                                       34
43. Authority                                                          34
44. No Offer                                                           34
45. Real Estate Broker                                                 34
46. Consents and Approvals                                             35
47. Reserved Rights                                                    35
48. Financial Statements                                               35
49. Parking                                                            36
50. Deleted                                                            37
51. Hazardous Substance Disclosure                                     37
52. Right of First Offer                                               37
53. Option to Renew                                                    38

EXHIBITS:

A - Outline of Premises
B - Rules and Regulations
C - Outline of First Offer Area
D - Appraisal Procedure

LEASE


   THIS LEASE is made as of the 12th day of January, 1998, between SHORENSTEIN REALTY INVESTORS, L.P., a California limited partnership ("Landlord"), and NORCAL WASTE SYSTEMS, INC., a California corporation ("Tenant").

   1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the "Premises"). The Premises are located on the floor(s) specified in Paragraph 2 below of the building which is located on a parcel of land (the "Land") located on the block bounded by Broadway, Davis and Front Streets and Sidney Walton Park in San Francisco, California, which building is part of a combined office and residential condominium project. As used herein, the term "Building" shall refer to the portions of the ground floor and upper levels of the building in which the Premises are located that are owned by Landlord. The term "Real Property" shall mean the Building, its garage, the Land, and all other improvements on the Land that are owned by Landlord, provided that (i) for the purpose of Paragraph 7.a., the Real Property shall include the portion of the landscaped pedestrian mall that is located on a parcel lying immediately to the north of the Building and the portion of the emergency vehicle access corridor that is located on the parcel lying immediately to the east of the Building, to the extent Landlord is responsible for the maintenance of the portions of such mall and such corridor, and (ii) for the purpose of Paragraph 7.b., the Real Property shall include an undivided one-half interest in the Land and foundations of the Building and the airspace above the Building.

   Tenant's lease of the Premises shall include the right to use, in common with others, and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building. All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved to Landlord, the Golden Gateway Commons III Residential Association ("Residential Association") and the owners of residential condominiums in the condominium project of which the Building is a part, in accordance with the provisions of that certain Golden Gateway Commons III Combined Condominium Declaration and Covenants, Conditions and Restrictions that is referred to in Paragraph 21 below, and Landlord (and such Residential Association and owners) shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same.

   2. Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

   a. Floor on which the Premises are located: Second (2nd) floor. Landlord and Tenant agree that for the purpose of this Lease, the Premises shall be deemed to contain 24,653 rentable square feet of space.

   b. Lease term: Approximately ten (10) years, commencing on the date of Substantial Completion (as defined in Paragraph 4.e.ii. below) of the Tenant Improvements to be constructed in the Premises as provided in Paragraph 4 below, and ending on April 30, 2009 (the "Expiration Date").

   c. Monthly Rent: The respective sums set forth as follows:

             Lease Year           Monthly Rent
            1 through 3            $65,741.00
            4 through 7            $69,850.00
            8 through 10           $73,959.00

   Lease Year 1 shall be the period commencing on the Rent Commencement Date and ending on April 30, 2000. Each one (1)-year period thereafter ending on April 30 shall also constitute a "Lease Year."

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   Rent Commencement Date: The date that is the later of (i) the Commencement

Date, or (ii) May 1, 1999.

   d. Security Deposit: None.

   e. Tenant's Share: 28.53%.

   f. Base Year: The calendar year 1999.

   Base Tax Year: The fiscal tax year ending June 30, 2000.

   Notwithstanding the foregoing, Tenant's obligation to pay Tenant's Share of increases in Operating Expenses and Tax Expenses pursuant to Paragraph 7 below shall be fully abated for the first twelve (12) full calendar months following the Rent Commencement Date.

   g. Business of Tenant: Corporate headquarters for company providing integrated waste systems to residential, commercial, and industrial customers in California.

   h. Real estate brokers: Shorenstein Management, Inc., and The CAC Group.

   3. Term; Delivery of Possession of Premises.

   a. The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b.) and, unless sooner terminated pursuant to the terms hereof, shall expire on the Expiration Date (defined in Paragraph 2.b.). The Commencement Date and the Rent Commencement Date shall be confirmed by the parties following the occurrence thereof.

   b. Tenant acknowledges that the Premises are currently leased to another tenant of Landlord pursuant to a lease which is scheduled to expire on January 31, 1999. Possession of the Premises shall be delivered to Shorenstein Construction Company, L.P. ("Shorenstein Construction"), for construction of the Tenant Improvements upon recovering legal possession thereof from the current tenant of the Premises (the "Existing Tenant"), and possession of the Premises for Tenant's occupancy shall be delivered to Tenant upon Substantial Completion of the Tenant Improvements. If Substantial Completion of the Tenant Improvements and/or delivery of possession of the Premises is delayed for any reason whatsoever, this Lease shall not be void or voidable, nor shall any delay in delivery of possession of the Premises to Tenant operate to extend the term of this Lease or amend Tenant's obligations under this Lease; provided, however, that if (i) the Commencement Date does not occur on or before May 1, 1999, and (ii) the sole and exclusive reason for such delay is Landlord's inability to obtain possession of the Premises from the Existing Tenant, and (iii) the Tenant Improvements being constructed in the Premises do not vary materially from the improvements set forth in the layout plans submitted by Tenant's architect, John Schlesinger, AIA, via transmittal dated November 14, 1997, addressed to The Shorenstein Co., Attn:
Karl Baldauf, and consisting of the drawings enclosed with such transmittal, the cover sheet of which is labeled "SK-1", entitled "Proposed Office Layout for Norcal Waste Systems, Inc." and identified as Job No. 9712, dated October 10, 1997; then for each day during the period commencing on May 2, 1999, and ending on the Commencement Date (the "Credit Period"), Tenant shall receive a rent credit equal to the lesser of (I) the "Net Collected Holdover Rent" (as defined below), if any, for each such day during the Credit Period, or (II) the excess holdover rental, if any, paid by Tenant to the landlord of its current premises, over the rental that would have been payable by Tenant without increase or penalty on account of Tenant's holdover, for each such day during the Credit Period; provided, further, that Landlord shall use commercially reasonable and diligent efforts, including initiation of appropriate unlawful detainer proceedings, subject to the requirements of applicable law, to recover possession of the Premises from the Existing Tenant in the event the Existing Tenant shall wrongfully holdover beyond the expiration of its lease (such period commencing on the first day after such Existing Tenant's lease expiration, and continuing through the day Landlord recovers possession from the Existing Tenant, being termed herein the "Prohibited Holdover Period"). For the purposes of this paragraph, "Net Collected Holdover Rent" shall be the amount calculated as:
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
      (A) the sum of:
         (1) the rental, if any, actually received by Landlord from the Existing Tenant with respect to the Prohibited Holdover Period, minus
         (2) the sum of:
            (x) the rental that would have been payable by the Existing Tenant for the number of days as to which the rental under the preceding clause (A)(1) was paid, calculated at the rental rate under the Existing Tenant's lease in effect immediately prior to the Prohibited Holdover Period, plus
            (y) the fees, expenses and costs incurred by Landlord in order to collect the rental under the preceding clause (A)(1) and/or recover possession of the Premises;
         divided by:
      (B) the number of days in the Prohibited Holdover Period as to which the rental under the preceding clause (A)(1) was paid.

   In no event shall Landlord be liable to Tenant for any delay in completion of the Tenant Improvements caused or occasioned by strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the reasonable control of Landlord.

   c. If, at Tenant's request, Landlord permits Tenant to take occupancy of the Premises prior to the Commencement Date provided for in Paragraph 2.b. above, then notwithstanding the provisions of Paragraph 2.c. above, the Commencement Date and Rent Commencement Date shall be the date of such early occupancy by Tenant; provided, however, that the Expiration Date shall not be affected by such early occupancy.

   4. Tenant Improvements. Improvements shall be constructed in the Premises in accordance with this Paragraph 4.

   a. Plans.

      i. Space Plan. Tenant shall deliver to Landlord detailed layout plans, prepared by John Schlesinger, AIA, Tenant's architect, for the improvements Tenant desires in the Premises (the "Space Plan"). The Space Plan shall (i) show all of the improvements which Tenant desires to be constructed in the Premises, complying with all applicable building codes, laws, ordinances, rules, governmental requirements and other Legal Requirements (as defined in Paragraph 7.a.(16) below); (ii) include all applicable telephone and electrical requirements, drywall, finish specifications and special requirements; (iii) separately note any proposed structural work or extraordinary or supplemental electrical, plumbing or HVAC requirements; and
(iv) contain sufficient detail and specifications to permit the preparation of construction documents for such improvements. Landlord shall approve or disapprove of the Space Plan within ten (10) days of Landlord's receipt thereof. Tenant shall be responsible for causing the Space Plan, complying in all respects with the requirements of this Paragraph 4.a., to be completed and delivered to Landlord no later than October 1, 1998 (such plans termed herein the "Final Space Plans").

      ii. Working Drawings. Working plans and specifications based on the Final Space Plans shall be prepared by Shorenstein Construction. The Working Drawings shall show improvements that conform to the Final Space Plans (except to the extent specifically noted therein or in accompanying specifications) and the "Tenant Construction Standards" and "Conditions for Construction" applicable to the Building (collectively, the "Building Construction Standards"), and shall be in sufficient detail as to enable the general contractor for the work to obtain all necessary governmental permits for construction of all of the improvements and to secure complete bids from qualified contractors to perform the work for all of the improvements to be constructed in the Premises.

      iii. The Working Drawings, as prepared by Shorenstein Construction, and as may be revised by Tenant from time to time with Landlord's written approval in accordance with the following provisions of this Paragraph 4, are hereinafter collectively called the "Final Plans", and the improvements to be performed in accordance with the Final Plans are hereinafter called the "Tenant Improvements".

      iv. Landlord and Tenant shall cooperate with each other to resolve any space planning or other issues that are raised by applicable local, state or federal building codes during the planning, permit or construction process.

   b. Construction of Tenant Improvements. Shorenstein Construction shall construct the Tenant Improvements as shown on the Final Plans in compliance with this Paragraph 4 on a cost basis, plus its fee for supervision, overhead, profit and general conditions ("Contractor's Charge"). With regard to telephones and computer systems, Landlord shall provide and cause to be installed only those wall terminal boxes and/or floor monuments required for Tenant's telephone or computer systems as are shown on the Final Plans. Landlord will provide ordinary power wiring to locations shown on the Final Plans and shall provide and cause to be installed conduits as required for Tenant's telephone and computer systems as shown on the Final Plans, but shall in no event install, pull or hook up such wires, supply jacks or plugs or provide wiring necessary for special conditioned power to the Premises.

   c. Landlord's Work. Landlord shall, at Landlord's sole cost and expense, and in accordance with Landlord's building standard plans and specifications, perform such modifications to the existing restrooms within the Premises and the common areas of the second (2nd) floor of the Building to cause such restrooms to comply with applicable handicap access and life safety codes, but only to the extent such work is triggered by the issuance of a construction permit for the Tenant Improvements (collectively, "Landlord's Work"). Landlord's Work may be performed concurrently with the construction of the Tenant Improvements.

   d. Deleted.

   e. Budget; Substantial Completion; Changes.

      i. Budget. Within five (5) days of the date the Final Plans are completed, Tenant may suggest the names of subcontractors from whom Tenant wishes Shorenstein Construction to solicit bids. If Tenant proposes that Shorenstein Construction include particular subcontractors on Shorenstein Construction's bid list or that Shorenstein Construction award contracts to a particular subcontractor, the subcontractor(s) shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld; provided, however, that each such subcontractor proposed by Tenant shall (1) have substantial recent experience in the construction of tenant improvements in first class high-rise office buildings in the San Francisco financial district, (2) be licensed by the State of California (as evidenced by Tenant's submission to Landlord of such subcontractor's state license number), and (3) have the capacity to be bonded by a recognized surety company to assure full performance of the construction contract for the work to be performed by such subcontractor (as evidenced by Tenant's submission to Landlord of a commitment or other writing satisfactory to Landlord issued by a recognized surety company confirming that such subcontractor is bondable for construction projects having a contract price not less than the approximate cost of the portion of the Tenant Improvements to be performed by such subcontractor). Shorenstein Construction shall solicit bids from not less than three (3) subcontractors for each major trade working on the Tenant Improvements. When Shorenstein Construction has received responses to its bid request, Shorenstein Construction will analyze the same and provide Tenant with a copy of Shorenstein Construction's bid analysis, recommended winning bidders and estimated budget for the Tenant Improvements, based upon the selected subcontractors' bids and including Contractor's Charge (as defined in Paragraph 4.b. above) and a reasonable contingency, but excluding the cost of Landlord's Work. Tenant shall have three (3) days after the receipt of Shorenstein Construction's bid analysis to approve or reasonably disapprove Shorenstein Construction's selection of subcontractors and Shorenstein Construction's estimated budget. Further, if Tenant disapproves of the budget, then within three (3) days of Tenant's receipt thereof, Tenant shall so notify Landlord and the Final Plans shall be modified within five (5) days, at Tenant's cost, by Shorenstein Construction, in order to satisfactorily reduce the cost of the work as shown on the budget. Any and all revisions to the Final Plans shall be subject to Landlord's reasonable approval. Upon Tenant's disapproval of any subcontractor or the revision of the Final Plans, Landlord shall cause Shorenstein Construction to promptly prepare and submit to Tenant a revised estimated budget. Tenant shall respond to the revised estimated budget in the manner described above. Any delay in Substantial Completion of the Tenant Improvements resulting from any revision to the Final Plans or the budget shall constitute a Tenant Delay as defined in Paragraph 4.f. below. If Tenant fails to raise any written objections to the analysis and/or budget within the period(s) described above, Tenant shall be deemed to have approved Shorenstein Construction's recommended bid acceptance and proposed budget.

      ii. Construction; Substantial Completion. Upon Tenant's approval of the budget, Shorenstein Construction shall diligently pursue to completion construction of the Tenant Improvements. "Substantial Completion" of the Tenant Improvements shall be deemed to have occurred when the Tenant Improvements have been completed pursuant to the Final Plans, subject only to the completion or correction of Punch List Items (as defined below), and the Premises and the Tenant Improvements therein are in condition to receive a certificate of occupancy or other governmental approval necessary for the Premises to be legally occupied. "Punch List Items" shall mean incomplete or defective work or materials in the improvements called for in the Final Plans which do not materially impair Tenant's use of the Premises for the conduct of Tenant's business therein.

      iii. Changes. If Tenant desires any change in or to the Final Plans, then Tenant shall request that Shorenstein Construction prepare Working Drawings incorporating the requested Change; provided, however, that Landlord reserves the right to reasonably disapprove any proposed Change. If Landlord approves any proposed Change, then together with such approval, if practicable, and if not practicable as soon thereafter as is practicable, Landlord shall give Tenant Landlord's estimated increase or decrease in the cost of the Tenant Improvements which would result from incorporating such change and Landlord's estimate of the delay, if any, in the commencement or completion of the Tenant Improvements which would result from incorporating such change. Landlord will use reasonable care in preparing the estimates, but they shall be good faith estimates only and will not limit Tenant's obligation to pay for the actual increase in the cost of the Tenant Improvements or Tenant's responsibility for the actual construction delay resulting from the change. Within three (3) days after receipt of such cost and delay estimates, Tenant shall notify Landlord in writing whether Tenant approves the change. If Tenant fails to approve the change within such three
(3) day period, construction of the Tenant Improvements shall proceed as provided in accordance with the Final Plans as they existed prior to the requested change. If, following Tenant's review of the estimated costs and delays, Tenant desires Landlord to incorporate the change into the Tenant Improvements, then Tenant and Landlord shall execute a change order for such change on Landlord's standard form therefor, and the term "Final Plans" shall thereafter be deemed to refer to the Working Drawings as so revised and approved.

   f. Tenant Delays. Tenant shall be responsible for, and shall pay to Landlord, any and all costs and expenses (including lost rent) incurred by Landlord in connection with the following, or by reason of any delay in the commencement or completion of the Tenant Improvements caused by the following: (i) the failure of Tenant to submit the Final Space Plan to Landlord by the date set forth in Paragraph 4.a. above, (ii) Tenant's failure to approve or disapprove the budget within the time required in Paragraph 4.e. above, or Tenant's request for any revision to the budget, (iii) any changes requested by Tenant in the Final Space Plans, Working Drawings or Final Plans (including any such change that is a result of a revision of the budget, and including any cost or delay resulting from proposed changes that are not ultimately made), (iv) any failure by Tenant to timely pay any amounts due from Tenant hereunder (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Tenant Improvements rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay), (v) any delay by Tenant in responding to inquiries regarding the construction of the Tenant Improvements or Landlord's Work or in granting Tenant's approval or disapproval of materials or finishes for the Tenant Improvements or Landlord's Work, (vi) the inclusion in the Tenant

Improvements of any so-called "long-lead" materials (such as fabrics, panelling, tiling, carpeting, light fixtures, HVAC equipment or other items that must be imported or are of unusual character or limited availability),
(vii) any interference by Tenant with the construction of the Tenant Improvements by Landlord or Landlord's Work, or (viii) any other delay requested or caused by Tenant. Each of the foregoing is referred to herein and in this Lease as a "Tenant Delay".

   g. Cost of Improvements. The cost of the construction and installation of the Tenant Improvements shall be borne as follows:

      i. Landlord shall pay the entire cost of Landlord's Work (as described in Paragraph 4.c. above).

      ii. In addition to the sums referenced in clause i. above, Landlord shall contribute toward the cost of constructing and installing the Tenant Improvements an amount not to exceed Four Hundred Ninety-Three Thousand Sixty Dollars ($493,060.00) ("Landlord's Contribution"). The following provisions shall govern the payment of Landlord's Contribution:

      A. Excess Cost. Tenant shall pay for all costs of the construction of the Tenant Improvements in excess of Landlord's Contribution (the "Excess Cost"). If the cost of construction (including Contractor's Charge as described in Paragraph 4.b.i. above) exceeds the funds available therefor from Landlord's Contribution, then Tenant shall be responsible for the payment of such excess to Shorenstein Construction.

      B. Disbursement of Landlord's Contribution. Landlord shall disburse Landlord's Contribution to Shorenstein Construction on a progress payment basis, as requested by Shorenstein Construction from time to time, as the Tenant Improvements are performed, and reserves the right to require that copies of invoices with respect to the work covered by such disbursement be furnished to Landlord as a condition to such disbursement.

      C. Reimbursable Costs. If Landlord reasonably determines that, upon Substantial Completion of the Tenant Improvements, Landlord's Contribution would not be exhausted by construction of the Tenant Improvements, and the remaining balance of Landlord's Contribution will exceed the amount needed to fully pay for all outstanding anticipated costs relating to the Tenant Improvements, then up to One Hundred Seventy-Two Thousand Five Hundred Seventy-One Dollars ($172,571.00) of such excess Landlord's Contribution, at Tenant's election, may be applied to reimburse Tenant for the reasonable costs expended by Tenant for architectural, design and planning fees incurred in connection with the Tenant Improvements, costs of installing telephone and computer cabling for the Premises, and consultants' fees incurred in connection with this Lease (such costs, up to the above-referenced limit, being referred to herein as the "Reimbursable Costs"). Landlord shall reimburse Tenant for the Reimbursable Costs within ten (10) days after Landlord's receipt of a copy of the invoices covering such Reimbursable Costs. No portion of Landlord's Contribution may be applied to the purchase of signage, trade fixtures or furniture, moving expenses, free rent or any other costs other than construction costs due under the terms of this Lease and the Reimbursable Costs.

      D. Entire Premises to be Improved. Tenant acknowledges that Landlord's Contribution is to be applied to the Tenant Improvements (and the associated costs described above) covering the entire Premises. If Tenant does not improve the entire Premises, then, without limitation of any other rights or remedies of Landlord hereunder, Landlord's Contribution shall be adjusted on a prorata per rentable square foot basis to reflect the number of rentable square feet actually being improved.

   5. Monthly Rent.

      a. On or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above. If the term of this Lease commences on a day other than the first day of a calendar month, or terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Monthly Rent and the Additional Rent
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
specified in Paragraph 7 shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, at the office of Shorenstein Company, L.P., at 555 California Street, 14th floor, San Francisco, California 94104, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, if the date of Substantial Completion of the Tenant Improvements is delayed as a result of a Tenant Delay, then Tenant's obligation to pay rent for the Premises shall be accelerated by the number of days of such delay. Further, notwithstanding the foregoing, Tenant shall pay to Landlord on or before October 1, 1998, an amount equal to one (1) month's Monthly Rent hereunder, which amount shall be applied to the Monthly Rent first due and payable hereunder.

      b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant's occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

      c. Any rent not paid by Tenant to Landlord when due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the "Interest Rate") equal to the lesser of (i) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law, or (ii) a rate equal to the sum of five (5) percentage points over the six-month United States Treasury bill rate (the "Treasury Rate") in effect from time to time during such delinquency (or if there is no such publicly announced rate, the rate quoted by the San Francisco Main Office of Bank of America, NT&SA, or any successor bank thereto, in pricing ninety
(90)-day commercial loans to substantial commercial borrowers). Failure by Tenant to pay rent when due, including any interest accrued under this subparagraph, shall constitute an Event of Default (as defined in Paragraph 25 below) giving rise to all the remedies afforded Landlord under this Lease and at law for nonpayment of rent.

      d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord's remedies under this Lease or at law.

   6. Deleted.

   7. Additional Rent: Increases in Operating Expenses and Tax Expenses.

      a. Operating Expenses. Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant's Share, as specified in Paragraph 2.e. above, of any increase in the Operating Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Year specified in Paragraph 2.f. above, over the Operating Expenses incurred by Landlord during the Base Year, subject to the abatement provisions set forth in Paragraph 2.f. above. The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed "Additional Rent" herein.

      The term "Operating Expenses" shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers' compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below)

(provided that, with respect to earthquake insurance which Landlord does not carry during the Base Year but obtains and/or carries in a calendar year subsequent to the Base Year, for purposes of calculating Tenant's payments pursuant to this Paragraph 7.a. for such subsequent calendar year, Operating Expenses during the Base Year shall be deemed increased by an amount equal to
(A) the earthquake insurance premiums for the first calendar year in which Landlord obtained such earthquake insurance (the "Initial EQ Year"), decreased by a percentage equal to (B) the percentage increase in the CPI (as defined below) from the CPI Base (as defined below) to the CPI as of January 1st in the Initial EQ Year), and, after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees and expenses; (10) costs of repairs to and maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the Real Property; (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses; (14) fees and expenses for painting the exterior or the public or common areas of the Building and the cost of maintaining the sidewalks, landscaping and other common areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property; (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord after the Base Year in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, "Legal Requirement") with which the Real Property was not required to comply during the Base Year, or to comply with any amendment or other change to the enactment or interpretation (by a relevant governmental or quasi-governmental authority, professional or industry board or other organization, or independent expert) of any Legal Requirement from its enactment or interpretation during the Base Year; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the Base Year (i) which a prudent landlord would deem appropriate for the protection of the health and safety of the occupants of the Real Property, or (ii) that are designed to reduce other Operating Expenses; (18) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in common areas of the Building or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations, or for any additional work, labor, services or material resulting from compliance with any Legal Requirement applicable to the Real Property or any parts thereof; and (20) Building office rent or rental value. With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over a reasonable period, as determined by Landlord consistent with generally accepted property management practices, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the Treasury Rate charged at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed at commercially reasonable rates for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

       Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys' or accountants' fees and expenses incurred in connection with lease enforcement, lease disputes or lease negotiations with prospective or current Building tenants or occupants; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to this Paragraph 7.a.); (viii) the cost (including permit, license and inspection fees) of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (ix) executive salaries; (x) advertising and promotional expenditures; (xi) real estate broker's or other leasing commissions; (xii) subject to the provisions of item (4) above, repairs and other work occasioned by an insured casualty, to the extent Landlord is reimbursed by insurance proceeds, and other work paid from insurance or condemnation proceeds; (xiii) the cost of services made available at no special cost to any tenant in the Building but not to Tenant;
(xiv) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of any lease in the Building except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (xv) overhead and profit increments paid to Landlord or subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies or other materials to the extent that the cost of the services, supplies or materials materially exceed the amounts normally payable for similar goods and services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings in the San Francisco financial district; (xvi) Landlord's general corporate office overhead and administrative expenses (which shall not be deemed to include a management fee); (xvii) costs directly and solely attributable to the garage in the Building, including, without limitation, payroll for clerks, attendants, book-keeping, parking, insurance premiums, parking management fees, parking tickets, janitorial services, striping and painting of surfaces (provided, however, that the cost of providing utilities to the garage shall be included in Operating Expenses); (xviii) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature (except equipment that is not affixed to the Building and is used in providing janitorial services, and except to the extent such costs would otherwise be includable pursuant to items (16) and (17) as set forth in the immediately preceding paragraph); (xix) any expense for which Landlord is actually directly reimbursed by a tenant over and above rent and additional rent under such tenant's lease; (xx) the costs of purchasing and installing sculptures, paintings or other art work for the common areas; and (xxi) the cost of any asbestos or hazardous substance abatement, removal, or other remedial activities, provided, however, Operating Expenses may include the costs attributable to those abatement, removal, or other remedial activities taken by Landlord in connection with the ordinary operation and maintenance of the Building, including costs incurred in removing limited amounts of asbestos containing materials from the Building, and the cost of cleaning up any minor chemical spills, when such removal or spill is related to such ordinary maintenance and operation.

       The term "CPI" as used herein means the Consumer Price Index for All Urban Consumers (1982-84 = 100) San Francisco-Oakland-San Jose, California. All Items, published by the Bureau of Labor Statistics of the U.S. Department of Labor. The term "CPI Base" as used herein means the CPI in effect as of January 1, 1999. If the Bureau of Labor Statistics ceases to publish the CPI, or if the CPI is otherwise renamed, revised, discontinued or superseded, the parties agree that the Bureau of Labor Statistics or any successor governmental agency thereto will be sole judge of the comparability of successive indexes, but if no such agency supplies and designates a comparable index, or if no succeeding index is published, then the calculations under this Lease based on the CPI shall be based on a comparable index published by a responsible financial authority selected by Landlord. In addition, if a substantial change is made in the method used to calculate the CPI (provided, however, that any change in the method in which CPI is calculated which is made in an attempt to more accurately reflect changes in the cost of living shall be deemed a "substantial change" hereunder), then, for the purposes of this Lease, the CPI shall be determined without giving effect to the new methods and Landlord shall adjust the CPI in a commercially reasonable manner to effect the same results as if the CPI were calculated in the manner in effect as of the date hereof.

       b. Tax Expenses. Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant's Share, as specified in Paragraph 2.e. above, of any increase in Tax Expenses (as defined below) incurred by Landlord in each calendar year, over Tax Expenses incurred by Landlord during the Base Tax Year, subject to the abatement provisions set forth in Paragraph 2.f. above. Notwithstanding the foregoing, if any reassessment, reduction or recalculation of any item included in Tax Expenses during the term results in a reduction of Tax Expenses, then for purposes of calculating Tenant's Share of increases in Tax Expenses from and after the calendar year in which such adjustment occurs, Tax Expenses for the Base Tax Year shall be adjusted to reflect such reduction.

      The term "Tax Expenses" shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys' fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

      Tax Expenses shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense. Landlord and Tenant acknowledge and agree that certain other buildings exist or encroach upon the Land, that Tenant shall have no liability as to any item of Tax Expense attributable or allocable to, or assessed against, buildings other than the Building and that Landlord's good faith determination of the proper allocation of any item of Tax Expense allocable to buildings other than the Building shall be binding on Landlord and Tenant.

      c. Adjustment for Occupancy Factor. Notwithstanding any other provision herein to the contrary, in the event the Building is not fully occupied during any calendar year during the term after the Base Year, an adjustment shall be made by Landlord in computing Operating Expenses for such year so that the Operating Expenses shall be computed for such year as though the Building had been fully occupied during such year. In addition, if any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease. In no event may Landlord, during any individual year, receive from tenants of the Building as reimbursement for Operating Expenses for that year, more than one hundred percent (100%) of the amount actually incurred by Landlord for Operating Expenses during that year.

      d. Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all increases, respectively, in Tax Expenses and Operating Expenses over, respectively, Tax Expenses for the Base Tax Year and Operating Expenses for the Base Year, and the foregoing provisions of this Paragraph 7 are intended to so provide.

      e. Notice and Payment. On or before the first day of each calendar year during the term hereof subsequent to the Base Year, or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord's estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year subsequent to the Base Year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord's notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year's estimate until the month after Landlord's notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord's estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

      f. Annual Accounting. Landlord shall maintain adequate records of the Operating Expenses and Tax Expenses in accordance with standard accounting principles. Within ninety (90) days after the close of each calendar year subsequent to the Base Year, or as soon after such ninety (90) day period as practicable, Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year. The statement shall be based on the results of an audit of the operations of the Building prepared for the applicable year by a nationally recognized certified public accounting firm selected by Landlord. Upon Tenant's request, Landlord shall promptly deliver to Tenant a copy of the auditor's statement on which Landlord's annual statement is based. Landlord's annual statement shall be final and binding upon Landlord and Tenant unless either party, no later than June 30 after the close of the calendar year for which such annual statement is provided, shall contest any item therein by giving written notice to the other, specifying each item contested and the reason therefor. Notwithstanding the foregoing, the Tax Expenses included in any such annual statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses affecting the calculation of such Tax Expenses. If the annual statement shows that Tenant's payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. hereof exceeded Tenant's obligations for the calendar year, Landlord shall at its option either pay the excess to Tenant within thirty (30) days after delivery of such statement. If the annual statement shows that Tenant's payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. hereof were less than Tenant's obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. In the event of any dispute regarding Additional Rent, Landlord and Tenant agree to use good faith efforts to work together to resolve such dispute.

      g. Proration for Partial Lease Year. If this Lease terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the calendar year in which this Lease terminates shall be prorated on the basis that the number of days from the commencement of such calendar year to and including such termination date bears to three hundred sixty-five (365).

   8. Use of Premises; Compliance with Law.

      a. Use of Premises. The Premises shall be used solely for general office purposes for the business of Tenant as described in Paragraph 2.g. hereof, and for no other use or purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld for any other general office use consistent with the operation of the Building as a first-class office building, provided in no event shall Landlord be obligated to consent to a change in use of the Premises to a use which materially increases (a) the operating costs for the Building, (b) the burden on the Building services, or (c) the foot traffic, elevator usage or security concerns in the Building, or which creates an increased probability of the comfort and/or safety of the Landlord or other tenants of the Building being compromised or reduced.

      Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property, nor bring or keep anything therein, which would in any way subject Landlord, Landlord's agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Real Property or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property which will in any way materially obstruct or materially interfere with the rights of other tenants or occupants of the Building or materially injure or unreasonably annoy them, or use or suffer or permit the Premises to be used for any purpose that would reasonably be deemed to be immoral, unlawful or objectionable, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Real Property. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises.

      Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant's equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

      b. Compliance with Law. Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises, and shall perform all work to the Premises or other portions of the Real Property required to effect such compliance (or, at Landlord's election, Landlord may perform such work at Tenant's cost); provided, however, that the foregoing shall not be deemed to impose upon Tenant any obligation that is the responsibility of Landlord under Paragraph 10.b. or Paragraph 17 below. Notwithstanding the foregoing, however, Tenant shall not be required to perform any structural changes to the Premises or other portions of the Real Property unless such changes are related to or affected or triggered by (i) Tenant's Alterations (as defined in Paragraph 9 below), (ii) Tenant's particular use of the Premises (as opposed to Tenant's use of the Premises for general office purposes in a normal and customary manner), (iii) Tenant's particular employees or employment practices, or (iv) the construction of initial improvements to the Premises, if any (provided, however, that the parties acknowledge that Landlord's Work shall be the responsibility of Landlord). The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement.

      c. Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, "Handling") of any Hazardous Materials (as defined below), in, on, or about the Premises or the Real Property by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, "Tenant Parties"), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities ("Common Office Chemicals"), provided that the Handling of such Common Office Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office Chemicals in a manner that may cause the Premises or the Real Property to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord's prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant's breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Real Property or any other property of whatever nature located on the Real Property to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises. Tenant's obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, "Hazardous Materials" means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB's, CFC's, or substances defined as "hazardous substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, "Hazardous Materials Laws").

      d. Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

   9. Alterations and Restoration.

      a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, "Alterations"), except as expressly provided in this Paragraph 9.

      Tenant shall have the right, without Landlord's consent, to make any Alteration to the Premises, provided that (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions and work stations, or other such work) and with a total cost of less than $25,000, (b) Tenant provides Landlord with ten (10) days' advance notice of the commencement of any such Alteration, (c) such Alteration does not affect the Building's electrical, mechanical or HVAC systems or any part of the Building other than the Premises, (d) the work will not decrease the value of the Premises, does not require a building permit or other governmental permit, uses only first-class materials and is performed in a workman-like manner and in accordance with all applicable laws and regulations, (e) the work does not involve opening the ceiling of the Premises and (f) the work does not involve the Building's asbestos procedures. At the time Tenant notifies Landlord of any such work, Tenant shall give Landlord a copy of Tenant's plans for the work. If the Alterations are of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work. If Tenant desires any Alteration that is not covered in the preceding two (2) sentences, Tenant must obtain Landlord's prior written approval of such Alteration, which approval shall not be unreasonably withheld or delayed.

      All Alterations shall be made at Tenant's sole cost and expense (including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations). For those Alterations which require Landlord's consent pursuant to the above, Landlord may elect to cause its contractor to perform the Alterations, in which case Landlord's contractor shall be entitled to receive a fee for such work equal to one hundred five percent (105%) of the total fee for general conditions, overhead and profit that would be charged by a general contractor of comparable reputation and quality performing such Alterations. If the Alteration required Landlord's consent and Landlord does not perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the "Alteration Operations Fee") equal to five percent (5%) of the total cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, and for other miscellaneous costs incurred by Landlord as result of the work.

      All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, and shall comply with all Legal Requirements and Landlord's construction procedures and requirements for the Building (including Landlord's requirements relating to insurance and contractor qualifications). In no event shall Tenant employ any person, entity or contractor to perform work in the Premises whose presence may give rise to a labor or other disturbance in the Building. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than five (5) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of nonresponsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

      b. At Landlord's sole election any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease (provided, however, that the foregoing shall not apply to the Tenant Improvements, unless Landlord advises Tenant at the time of Landlord's approval of any item of the Tenant Improvements that Landlord requires that such item be removed), and the Premises shall be restored by Tenant to their condition prior to the making of the Alterations, ordinary wear and tear excepted. The removal of the Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor's fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto.

   10. Repair.

      a. By taking possession of the Premises, Tenant agrees that the Premises are in good condition and repair, subject to completion of Punch List Items. Tenant, at Tenant's sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and ceilings of the Premises, those portions of the Building systems located within and exclusively serving the Premises, and improvements and Alterations) in good condition and repair, ordinary wear and tear excepted; provided that Tenant shall not be responsible for repairs to the extent such repairs are Landlord's obligation pursuant to Paragraph 10.b. below. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of
                                       14
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California Civil Code Sections 1932(1), 1941 and 1942 and of any similar
Legal Requirement now or hereafter in effect.

      b. Landlord shall repair and maintain in good condition and repair the structural portions of the Building and all Building systems, including plumbing, air conditioning, heating, electrical, life safety and other systems installed or furnished by Landlord (other than the portions of those systems that are Tenant's responsibility to maintain and repair pursuant to Paragraph 10.a. above), but excluding (i) non-Building standard lighting and electrical wiring and (ii) extraordinary quantities of electrical, plumbing, HVAC or other Building facilities or distribution thereof; provided, however, that to the extent repairs which Landlord is required to make pursuant to this sentence are necessitated by the negligence or deliberate misconduct of Tenant or Tenant's agents, employees or contractors, then Tenant shall reimburse Landlord for the cost of such repair to the extent Landlord is not reimbursed therefor by insurance. Landlord shall in no event be obligated to repair any wear and tear to the Premises.

   11. Abandonment. Tenant shall not abandon the Premises or any part thereof at any time during the term hereof. If Tenant abandons or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant's property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant's property in a public warehouse at Tenant's expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant's property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord's action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord's right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above. Tenant's vacancy of the Premises during the term hereof shall not constitute an Event of Default (as provided in Paragraph 25.a.) so long as Tenant continues to pay Monthly Rent, Additional Rent and all other sums due Landlord under this Lease and maintains the insurance coverage required pursuant to Paragraph 15 of this Lease.

   12. Liens. Tenant shall not permit any mechanic's, materialman's or other liens arising out of work performed at the Premises by or on behalf of Tenant to be filed against the fee of the Real Property nor against Tenant's interest in the Premises. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, upon ten (10) days' written notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics', materialmen's or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant.

   13. Assignment and Subletting.

      a. Landlord's Consent. Landlord's and Tenant's agreement with regard to Tenant's right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord's prior written consent, which consent shall not (subject to Landlord's rights under Paragraph 13.d. below) be unreasonably withheld, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant's legal representatives or successors in interest (collectively an "assignment") and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a "sublease"). Any assignment or subletting without Landlord's prior written consent shall, at Landlord's option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

      The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would materially increase the operating costs for the Building or the burden on the Building services, or generate material additional foot traffic, elevator usage or security concerns in the Building, or create an increased probability of the comfort and/or safety of Landlord and other tenants in the Building being compromised or reduced, (ii) the space will be used for a school or training facility, an entertainment, sports or recreation facility, retail sales to the public (unless Tenant's permitted use is retail sales), a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) the proposed assignee or subtenant is a current tenant of the Building or a prospective tenant of the Building; (iv) Landlord in good faith disapproves of the proposed assignee or subtenant's reputation or creditworthiness; (v) Landlord determines in good faith that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-class office building; (vi) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings; (vii) the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Real Property, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property; (viii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; or (ix) Landlord in good faith determines that there is a material risk that the proposed assignee will be unable to perform all of Tenant's obligations under this Lease or that the proposed subtenant will be unable to perform all of its obligations under the proposed sublease. Landlord's foregoing rights and options shall continue throughout the entire term of this Lease.

      For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than "insiders" within the meaning of the Securities Exchange Act of 1934, as amended, through the "over-the-counter" market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred, nor shall transfers of Tenant's stock to the employee stock option plan of the Tenant originally named herein (the "ESOP") or among participants in the ESOP be considered a change in Control so long such transfer(s) do not result in a person or entity other than the person or entity, if any, that currently Controls Tenant, obtaining Control of Tenant;
(iii) a reduction of Tenant's assets to the point that this Lease is substantially Tenant's only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity; or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant's obligations under this Lease, in order to induce Tenant to lease space with such third party. "Control" shall mean direct or indirect ownership of 50% or more of all of the voting stock of a corporation or 50% or more of the legal and equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

      If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant's monetary obligations hereunder.

      The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from obtaining Landlord's express prior written consent to any other or further assignment or subletting. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant's obligations under this Lease. If Landlord approves of an assignment or subletting hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to the subtenant or assignee other than in connection with an approved assignment (or sublease of the entire Premises for the balance of the Lease term) to an Affiliate of Tenant (as defined below), it being agreed by the parties hereto that any such rights and options are personal to the Tenant originally named herein and its Affiliates and may not be transferred to any party other than an Affiliate of the Tenant originally named herein. For the purposes of this Paragraph 13.a., an "Affiliate" is any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant's parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, or the power to direct the management of, the relevant entity) or any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant's parent, or to any person or entity which acquires substantially all the assets of Tenant as a going concern.

      b. Processing Expenses. Tenant shall pay to Landlord, as Landlord's cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord's reasonable attorneys' and other professional fees, plus (ii) the sum of $750.00 for the cost of Landlord's administrative, accounting and clerical time (collectively, "Processing Costs"), and the amount of all direct and indirect costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord's consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord's estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

      c. Consideration to Landlord. In the event of any assignment or sublease, whether or not requiring Landlord's consent, Landlord shall be entitled to receive, as additional rent hereunder, seventy-five percent (75%) of any consideration (including, without limitation, payment for leasehold improvements and any "Leasehold Profit" as defined below) paid by the assignee or subtenant for the assignment or sublease and, in the case of a sublease, seventy-five percent (75%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month; except that Tenant may recapture, on an amortized basis over the term of the sublease or assignment, any brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment) and any improvement allowance or moving allowance (not to exceed $3.00 per square foot of the sublet space) incurred by Tenant for the benefit of the subtenant or assignee or paid by Tenant to the subtenant or assignee (collectively the "Assignment or Subletting Costs"), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord's execution of Landlord's consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and seventy-five percent (75%) of the then remaining sum shall be paid promptly to Landlord. Upon Landlord's request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. "Leasehold Profit" shall be the value allocated to the leasehold between the parties to the assignment or sublease, but in no event less than the excess of the present value of the fair market rent of the Premises for the remaining term of this Lease after such assignment or sublease, over the Monthly Rent payable hereunder for such remaining term, as reasonably determined by Landlord.

      d. Procedures. If Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the "Sublease Notice"), which Sublease Notice, in the case of a proposed sublease, shall designate the space proposed to be sublet. Landlord shall have the prior right and option (to be exercised by written notice to Tenant given within thirty (30) days after receipt of Tenant's notice) (i) to sublet from Tenant any portion of the Premises proposed by Tenant to be sublet, for the term for which such portion is proposed to be sublet, but at the lesser of the proposed sublease rent or the same rent (including Additional Rent as provided for in Paragraph 7 above) as Tenant is required to pay to Landlord under this Lease for the same space, computed on a pro rata square footage basis, and during the term of such sublease Tenant shall be released of its obligations under this Lease with regard to the subject space, (ii) to terminate this Lease as it pertains to the portion of the Premises so proposed by Tenant to be sublet, or (iii) to approve Tenant's proposal to sublet conditional upon Landlord's subsequent written approval of the specific sublease obtained by Tenant and the specific subtenant named therein. If Landlord exercises its option in (i) above, then Landlord may, at Landlord's sole cost, construct improvements in the subject space and, so long as the improvements are suitable for general office purposes, Landlord shall have no obligation to restore the subject space to its original condition following the termination of the sublease, unless such sublease expires prior to the expiration or termination of this Lease and such restoration is reasonably required by Tenant in order for Tenant to be able to use the Premises for Tenant's business as described in Paragraph 2.g. above. If Landlord exercises its option described in (iii) above, then Tenant shall have four (4) months thereafter to submit to Landlord, for Landlord's written approval, Tenant's proposed sublease agreement (in which the proposed subtenant shall be named, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed subtenant and any other information reasonably requested by Landlord. If Tenant fails to submit the specific sublease and other required information within such time, or if the terms of the specific sublease submitted by Tenant vary from the terms set forth in the Sublease Notice approved by Landlord pursuant to (iii) above, then Tenant shall be required to submit a new Sublease Notice for Landlord's evaluation pursuant to the procedures set forth in this paragraph. If Landlord fails to exercise any such option to sublet or to terminate, this shall not be construed as or constitute a waiver of any of the provisions of Paragraphs 13.a., b., c. or
d. herein. If Landlord exercises any such option to sublet or to terminate, any costs of demising the portion of the Premises affected by such subleasing or termination shall be borne by Tenant. In addition, Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed subletting. Landlord's foregoing rights and options shall continue throughout the entire term of this Lease. For purposes of this Paragraph 13.d., a proposed assignment of this Lease in whole or in part shall be deemed a proposed subletting of such space.

      e. Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign or sublet the assigned or sublet space without Landlord's prior written consent (which, in the case of a further assignment proposed by an assignee, shall not be unreasonably withheld, subject to Landlord's rights under the provisions of this Paragraph
13), (ii) the assignee or subtenant will comply with all of the provisions of this Lease, and Landlord may enforce the Lease provisions directly against such assignee or subtenant, (iii) in the case of an assignment, the assignee assumes all of Tenant's obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease. In addition to the foregoing, no sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord's consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

      f. No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord's consent or for any advance rental payment by the subtenant in excess of one month's rent.

      g. Transfer to Acquiror. Notwithstanding anything to the contrary in Paragraphs 13.a. and 13.d., but subject to Paragraphs 13.e. and 13.f., Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord's consent, to any person or entity which acquires substantially all the assets of Tenant as a going concern ("Acquiror"), provided that (i) Landlord receives prior written notice of the assignment or subletting, (ii) the Acquiror's net worth is not less than Tenant's net worth immediately prior to the assignment or subletting, (iii) the Acquiror has proven experience in the operation of a first-class business of a type consistent with the use of the Building as a first-class office Building, (iv) the Acquiror remains an affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (v) the Acquiror assumes (in the event of an assignment) in writing all of Tenant's obligations under this Lease and (vi) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Acquiror.

   14. Indemnification of Landlord.

      a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Real Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Real Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Real Property, or acts of other tenants of the Building; provided, however, that the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from Landlord's gross negligence or willful misconduct. Tenant acknowledges that from time to time throughout the term of this Lease, construction work may be performed in and about the Building and the Real Property by Landlord, contractors of Landlord, or other tenants or their contractors, and that such construction work may result in noise and disruption to Tenant's business; provided, however, that Landlord shall use diligent, commercially reasonable efforts (including payment of overtime), to minimize disruption to Tenant's business. In addition to and without limiting the foregoing waiver or any other provision of this Lease, Tenant agrees that Landlord shall not be liable for, and Tenant expressly waives and releases Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) from any Claims (as defined in Paragraph 14.b. below), including without limitation, any and all consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, arising or alleged to be arising as a result of any such construction activity.

      b. Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the "Indemnitees") harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys' fees and costs incurred in defending against the same (collectively, "Claims"), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Real Property, or (b) any construction or other work undertaken by or on behalf of Tenant (excepting work performed by Landlord's contractor) in, on or about the Premises, whether prior to or during the term of this Lease, or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent caused by the gross negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant's sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

      c. The provisions of this Paragraph 14 are subject to the waiver of subrogation provisions of Paragraph 16 below.

   15. Insurance.

      a. Tenant's Insurance. Tenant shall, at Tenant's expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of $1,000,000 per occurrence combined single limit for bodily injury and property damage, $1,000,000 for products-completed operations coverage, $100,000 fire legal liability, $1,000,000 for personal and advertising injury (which coverage shall not be subject to the contractual liability exclusion), with a $2,000,000 general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant's operations in the Building, (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of "all risk" insurance policies (excluding earthquake and flood but including water damage), covering Tenant's personal property and trade fixtures in or about the Premises or the Real Property, and any improvements and/or Alterations in the Premises, for the full replacement value thereof without deduction for depreciation; (iii) workers' compensation insurance in statutory limits; (iv) at least three months' coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification "all risk," excluding earthquake and flood but including water damage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of $1,000,000 per occurrence, combined single limit. The above described policies shall protect Tenant, as named insured, and Landlord and all the other Indemnitees and any other parties designated by Landlord, as additional insureds; shall insure Landlord's and such other parties' contingent liability with regard to acts or omissions of Tenant; shall specifically include all liability assumed by Tenant under this Lease

(provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Tenant's indemnity obligations under this Lease); and, if subject to deductibles, shall provide for deductible amounts not in excess of those approved in advance in writing by Landlord in its sole discretion. Landlord reserves the right to increase the foregoing amount of liability coverage from time to time as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant), and to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as determined by Landlord and as to which Landlord and such other parties designated by Landlord shall be additional insureds.

      b. Policy Form. Each insurance policy required pursuant to Paragraph 15.a. above shall be issued by an insurance company licensed in the State of California and with a general policyholders' rating of "A+" or better and a financial size ranking of "Class VIII" or higher in the most recent edition of Best's Insurance Guide. Each insurance policy, other than Tenant's workers' compensation insurance, shall (i) provide that it may not be materially changed, cancelled or allowed to lapse unless thirty (30) days' prior written notice to Landlord and any other insureds designated by Landlord is first given, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured, (iii) include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below, and (iv) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. Each such insurance policy or a certificate thereof shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least thirty (30) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, procure the same for Tenant's account, and the cost thereof shall be paid to Landlord by Tenant upon demand. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

      c. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant's part to make any addition, Alteration or improvement in or to the Premises.

      d. Self-Insured Retention and Self-Insurance. Subject to the terms and conditions of this Paragraph 15.d., Tenant shall be permitted to maintain a self-insured retention of not more than $500,000 for the insurance coverage required under Paragraph 15.a.(i) and (v), to carry a deductible of not more than $25,000 for the insurance coverage required under Paragraph (ii), and to provide the insurance coverage required under Paragraph 15.a.(iii) by a program of "self-insurance", provided that (i) Tenant's net worth and financial standing remains substantially similar to Tenant's net worth and financial standing as of the date this Lease is executed, and (ii) in the case of the self-insurance of the coverage under Paragraph 15.a.(iii), (A) Tenant is and remains qualified with the State of California as a self-insurer, (B) the self-insurance program, in the reasonable judgment of Landlord, provides adequate, enforceable, sufficiently funded and long-term coverage for Landlord and the risks to be insured against, (C) Tenant warrants and represents it is adequately self-insured, which warranty and representation shall be a continuing one throughout the term hereof, for all purposes under this Lease for the particular risk, and (D) such program of self-insurance shall otherwise provide Landlord with the same rights and privileges to which Landlord is otherwise entitled under the terms of this Lease when there is a third-party insurer (including without limitation waiver of all rights of recovery by way of subrogation). Tenant shall provide to Landlord all documents (including without limitation such financial statements of Tenant as may be requested by Landlord from time to time) that Landlord requests that are necessary to permit a complete review and analysis of the self-insurance program. If, as a supplement to Tenant's self-insurance program, Tenant obtains an insurance policy or policies from an insurance company, the provisions of Paragraph 15.a. and 15.b. shall apply in full to such insurance policy or policies and if Tenant ceases to self-insure Tenant shall give notice thereof to Landlord and shall immediately comply with the provisions of this Paragraph 15 relating to the policy of insurance required. This right to self insure is personal to Norcal Waste Systems, Inc., and shall not inure to the benefit of any successor, assign or subtenant of Tenant.

      e. Landlord's Insurance. During the term hereof, Landlord shall keep the Building and all Tenant Improvements to the Premises made pursuant to Paragraph 4 hereof (but excluding any Alterations made pursuant to Paragraph 9 hereof, and any personal property, fixtures, office equipment, furniture, artwork and other decoration not affixed to and a part of the Building) insured through reputable insurance underwriters against perils covered by a standard "all risk" insurance policy or policies as such policies are in use as of the date of this Lease (excluding perils such as earthquake, flood and other standard "all risk" policy form exclusions) and including rental interruption coverage, if such a policy is reasonably available, with a deductible provision, if any, that does not materially exceed that which prudent, efficient operators of first-class high-rise office buildings in the downtown San Francisco financial district would carry from time-to-time in the exercise of reasonable business judgment, in an amount or amounts equal to not less than eighty percent (80%) of the full replacement value of the Building (excluding the land and the footings, foundations and installations below the basement level) and the Tenant Improvements made pursuant to Paragraph 4 hereof, without deduction for depreciation, including the costs of demolition and debris removal, or such other fire and property damage insurance as Landlord shall reasonably determine to give substantially equal or greater protection. During the term hereof, Landlord shall keep in force general liability insurance in the amount and coverage as Landlord deems commercially reasonable.

   16. Mutual Waiver of Subrogation Rights. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party's fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Real Property that is caused by or results from risks insured against under any fire and extended coverage insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 15 but not actually carried by Tenant, and Landlord shall be deemed to carry standard fire and extended coverage policies on the Real Property. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

   17. Utilities.

      a. Basic Services. Landlord shall furnish the following utilities and services ("Basic Services") for the Premises: (i) during the hours of 8 A.M. to 6 P.M. ("Business Hours") Monday through Friday (except public holidays) ("Business Days"), electricity for Building standard lighting and power suitable for the use of the Premises for ordinary general office purposes,
(ii) during Business Hours on Business Days, heat and air conditioning required in Landlord's judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, (iii) unheated water for the restroom(s) and drinking fountain(s) in the public areas serving the Premises, (iv) elevator service to the floor(s) of the Premises by nonattended automatic elevators for general office pedestrian usage, and (v) janitorial and other services as required to maintain the Premises and the Building in a condition consistent with other first-class office buildings in the San Francisco financial district. Notwithstanding the foregoing, however, Tenant may use water, heat, air conditioning, electric current, elevator and janitorial service in excess of that provided in Basic Services ("Excess Services," which shall include without limitation any power usage other than through existing standard 110-volt AC outlets; electricity and/or water consumed by Tenant in connection with any dedicated or supplemental heating, ventilating and/or air conditioning, computer power, telecommunications and/or other special units or systems of Tenant; chilled, heated or condenser water; or water used for any purpose other than ordinary drinking and lavatory purposes), provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property electric current and/or water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the electric current or water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g. by temporary "check" meters or by survey). Notwithstanding the above, (subject to any temporary shutdown for repairs, for security purposes, for compliance with any legal restrictions, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the reasonable control of Landlord) (A) Tenant shall have access to the Premises 24 hours a day, each day of the Lease term, (B) the services described in (iii) and (iv) above shall be provided to the Premises 24 hours a day, each day of the Lease term, without additional charge to Tenant, and (C) subject to the provisions of Paragraph 17.b. below regarding Tenant's payment for Excess Services, the electricity, heat and air conditioning described in (i) and (ii) above shall be available to the Premises 24 hours a day, each day of the Lease term.

      b. Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the reasonable cost of any Excess Services used by Tenant,
(ii) the reasonable cost of installing, operating, maintaining or repairing any meter or other device used to measure Tenant's consumption of utilities,
(iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.c. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise reasonably incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. Landlord's failure to bill Tenant for any of the foregoing shall not waive Landlord's right to bill Tenant for the same at a later time.

      c. Temperature Balance. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is materially affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by more than one person per two hundred (200) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits specified in Paragraph 17.d. below, or (iv) any rearrangement of partitioning or other improvements, then at Tenant's sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord reasonably deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein "Temperature Balance Equipment"). Tenant agrees to keep closed, when necessary, draperies which, because of the sun's position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

      d. Utility Connections. Tenant shall not connect or use any apparatus or device in the Premises (i) using current in excess of 110 volts, or (ii) which would cause Tenant's electrical demand load to exceed 1.5 watts per rentable square foot for overhead lighting or 2.0 watts per rentable square foot for convenience outlets, or (iii) which would exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial improvements or Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

      Landlord will not permit additional coring of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is reasonably satisfied, on the basis of such information to be supplied by Tenant at Tenant's expense, that coring of the floor in order to install such additional outlets will not weaken the structure of the floor.

      e. Interruption of Services. Landlord's obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if any interruption in, or failure or inability to provide any of the services or utilities described in Paragraph 17.a. is (i) within Landlord's reasonable control and continues for fifteen (15) or more consecutive days after Tenant's written notice thereof to Landlord, or (ii) outside of Landlord's reasonable control (provided that such interruption, failure or inability did not arise from the negligence or willful misconduct of Tenant or any other Tenant Parties) and continues for forty-five (45) or more consecutive days after Tenant's written notice thereof to Landlord, and Tenant is unable to and does not use a material portion of the Premises for Tenant's business purposes as a result thereof, then Tenant shall be entitled to an abatement of Monthly Rent under Paragraph 5 hereof and Additional Rent under Paragraph 7 hereof, which abatement shall commence as of the first day after the expiration of such fifteen (15) day or forty-five (45) day period, as the case may be, and shall be based on the extent of Tenant's inability to use the Premises, and in the case of an interruption, failure or inability described in clause (ii) above, such abatement shall also be limited to the extent covered by proceeds of Landlord's rental interruption insurance.

      f. Governmental Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively "Controls") or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. For purposes of the foregoing, "voluntary" Controls shall mean those controls or guidelines that, in Landlord's good faith business judgment, would be appropriate for adoption by a prudent landlord of a first-class office building in the San Francisco financial district.

   18. Personal Property and Other Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant's equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises,
(b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord's payment upon demand.

   19. Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be modified or amended by Landlord from time to time (the "Rules and Regulations"). Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations.

   20. Surrender; Holding Over.

      a. Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Alterations that Tenant is required by Landlord to remove under the provisions of this Lease, and all of Tenant's personal property and trade fixtures, and, at Landlord's sole election, any other improvements, whether installed by Landlord or Tenant, that are of a type or quantity that would not be installed by or for a typical tenant using space for general office purposes, or are otherwise nonstandard. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant's expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do so, Landlord may do so at Tenant's expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant's obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant's possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

      b. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant's occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant, but in no event less than the greater of (i) one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease or (ii) the then fair market rental (as reasonably determined by Landlord) for the Premises. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord's acceptance of rent after such holding over with Landlord's written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord's consent, Tenant's continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to the greater of (i) one hundred fifty percent (150%) of the fair market rental (as reasonably determined by Landlord) for the Premises or (ii) two hundred percent (200%) of the Monthly Rent and Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination.

      c. Indemnification. If Tenant fails to surrender the Premises as required within thirty (30) days after the expiration or termination of this Lease, Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant's failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord's damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

  21. Subordination and Attornment. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a "Superior Interest"), including without limitation, that certain deed dated March 13, 1978, from the Redevelopment Agency of the City of San Francisco, recorded May 19, 1978, in the Office of the Recorder of the City and County of San Francisco in Book C572 of the Official Records at Page 972, and that certain Golden Gateway Commons III Combined Condominium Declaration and Covenants, Conditions and Restrictions, without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within ten (10) days after Landlord's request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest. Tenant hereby irrevocably appoints Landlord as Tenant's attorney-in-fact to execute and deliver any such instrument in the name of Tenant if Tenant fails to do so within such time. If the interest of Landlord in the Real Property or the Building is transferred to any person ("Purchaser") pursuant to or in lieu of proceedings for enforcement of any Superior Interest, Tenant shall immediately and automatically attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein.

   22. Financing Condition. If any lender or ground lessor that intends to acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Real Property should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease, giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease unless such default remains uncured after foreclosure has been completed, and/or any modification of the agreements, covenants, conditions or provisions of this Lease, then Tenant agrees that it shall, within ten (10) days after Landlord's request, execute and deliver such agreement and modify this Lease as required (provided that such requirement shall not materially and adversely affect Tenant's rights hereunder) by such lender or ground lessor; provided, however, that no such modification shall affect the length of the term or increase the rent payable by Tenant under Paragraphs 5 and 7, or otherwise materially and adversely affect Tenant's rights hereunder. Tenant acknowledges and agrees that if Tenant fails to timely execute any such agreement or modification required by such lender or ground lessor, and fails to cure such failure within ten (10) days after a second (2nd) notice thereof, such failure may cause Landlord serious financial damage by causing the failure of a financing transaction and shall give Landlord all of its rights and remedies under Paragraph 25 below, including its right to damages caused by the loss of such financing.

   23. Entry by Landlord. Landlord may, at any and all reasonable times, and upon reasonable advance notice (provided that no advance notice need be given if an emergency necessitates an immediate entry or prior to entry to provide routine janitorial services), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder,
(b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders, purchasers or tenants, (d) post notices of nonresponsibility, and (e) alter, improve or repair the Premises or any other portion of the Real Property. In connection with any such alteration, improvement or repair, Landlord may erect in the Premises or elsewhere in the Real Property scaffolding and other structures reasonably required for the work to be performed. In no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant; provided, however, that Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant's vaults and safes. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

   24. Insolvency or Bankruptcy. The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

      1. Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant's assets; or

      2. Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant's consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant's assets, to have such appointment vacated; or

      3. Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

      4. Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

      In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor's estate in any bankruptcy, insolvency or reorganization proceedings.

   25. Default and Remedies.

      a. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" by Tenant:

          1. Tenant fails to pay when due Monthly Rent, Additional Rent or any other rent due hereunder (provided that the first occurrence of such a delinquency in any twelve (12)-month period shall be an Event of Default only if Tenant fails to cure such delinquency within three (3) days of written notice from Landlord thereof); or

          2. Tenant fails to occupy and use the Premises for ninety (90) consecutive days, which failure shall be deemed an abandonment of the Premises by Tenant; or

          3. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein; or

          4. Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

          5. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

          6. A default by Tenant occurs under any other lease between Tenant and Landlord or any affiliate of Landlord, and Tenant fails to cure such default within the applicable period set forth therein; or

          7. Tenant fails to comply with any other provision of this Lease in the manner required within ten (10) days after written notice of such failure (or if the noncompliance cannot by its nature be cured within the 10-day period, if Tenant fails to commence to cure such noncompliance within the 10-day period and thereafter diligently prosecute such cure to completion, but in all events within sixty (60) days).

      b. Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

          1. Landlord may terminate Tenant's right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant's account, its storage of Tenant's personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant's surrender of the Premises or constitute a termination of this Lease or of Tenant's right to possession of the Premises.

          Upon such termination in writing of Tenant's right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

          (i) The reasonable cost of recovering the Premises; plus

          (ii) The reasonable cost of removing Tenant's Alterations, trade fixtures and improvements; plus

          (iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

          (iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

          (v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

          (vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

          2. Landlord has the remedy described in California Civil Code
Section 1951.4 (a landlord may continue the lease in effect after the tenant's breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant's account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to
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brokers' commissions, attorneys' fees and expenses of removal of Tenant's personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant's account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

          During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant's right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant's interest in the Premises or in this Lease.

          3. During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant's personal property, Alterations and trade fixtures from the Premises and store them at Tenant's risk and expense. If Landlord removes such property from the Premises and stores it at Tenant's risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys' fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

          Tenant hereby waives all claims for damages that may be caused by Landlord's reentering and taking possession of the Premises or removing and storing Tenant's personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

          4. Landlord may require Tenant to remove any and all Alterations from the Premises or, if Tenant fails to do so within ten (10) days after Landlord's request, Landlord may do so at Tenant's expense.

          5. Landlord may cure the Event of Default at Tenant's expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

          c. Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

   26. Damage or Destruction. If all or a part of the Premises are damaged by fire or other casualty, or if the Building is so damaged that access to or use and occupancy of the Premises is materially impaired, Landlord shall promptly give Tenant notice of Landlord's reasonable estimate of the time required to make such repairs (the "Damage Estimate"). If the Damage Estimate is one hundred eighty (180) days or less, then Landlord shall use diligent and commercially reasonable efforts to commence promptly and pursue to completion the repair the damage and this Lease shall remain in full force and effect. If the Damage Estimate is more than one hundred eighty (180) days, Landlord, at its option exercised by written notice to Tenant within sixty (60) days of the date of the damage, shall either (a) repair the damage, in which event this Lease shall continue in full force and effect, or
(b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice.

      Notwithstanding anything to the contrary contained in this Paragraph 26, if the initial Damage Estimate is more than ninety (90) days, and the date on which Landlord reasonably anticipates the repairs of such damage will be completed is during the last twelve (12) months of the Lease term, Landlord and Tenant shall each have the option to terminate this Lease as of the date of such damage by giving written notice to the other, in the case of Landlord together with the Damage Estimate, or, in the case of Tenant, within thirty (30) days of Tenant's receipt of the Damage Estimate.

      Notwithstanding anything to the contrary in this Paragraph 26, if damage which would otherwise lead to a right to terminate this Lease results from the willful misconduct of Landlord or Tenant, the party from whose misconduct such damage results shall have no right to terminate this Lease.

      If the fire or other casualty damages the Premises or the common areas of the Real Property necessary for Tenant's use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, and the damage does not result from the negligence or willful misconduct of Tenant or any other Tenant Parties, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant's Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises. Landlord shall not be obligated to repair or replace any of Tenant's movable furniture, equipment, trade fixtures, and other personal property, nor any Alterations installed in the Premises by Tenant, and no damage to any of the foregoing shall entitle Tenant to any abatement, and Tenant shall, at Tenant's sole cost and expense, repair and replace such items. All such repair and replacement of Alterations shall be constructed in accordance with Paragraph 9 above regarding Alterations.

      A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

   27. Eminent Domain.

      a. If all or any material part of the Premises are taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a "taking"), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant's right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant's business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant's relocation expenses or the interruption of or damage to Tenant's business or as compensation for Tenant's personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

      In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

      b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

   28. Landlord's Liability; Sale of Building. The term "Landlord," as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord's interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner or other owner, on account of any of Landlord's obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Real Property, then the grantor or transferor shall be relieved of all liability with respect to Landlord's obligations to be performed under this Lease after the date of such conveyance. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord's alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord's obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant's performance of its obligations hereunder, and Landlord transfers such security to the grantee or transferee of Landlord's interest in the Real Property, Landlord shall be released from any further responsibility or liability for such security. Any claim, defense or other right of Tenant arising in connection with this Lease shall be barred unless Tenant files an action or interposes a defense based thereon within one hundred eighty (180) days after the date of the alleged event on which Tenant is basing its claim, defense or right. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a. above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions. Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner or other owner.

   29. Estoppel Certificates. At any time and from time to time, upon not less than ten (10) days' prior notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that Tenant
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
is not in default under this Lease (or if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord and are within Tenant's knowledge; provided, however, that Tenant's statement as to any of the foregoing may be limited to Tenant's knowledge, provided that "Tenant's knowledge" shall be deemed to include matters of which Tenant should have reasonably been aware. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder, and fails to cure such failure within ten
(10) days after a second (2nd) notice thereof, such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord's performance of its obligations hereunder,
(iii) not more than one month's installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement, and which are of a nature that would be within Tenant's knowledge, are correct. Tenant acknowledges and agrees that its failure to execute such certificate may cause Landlord serious financial damage by causing the failure of a sale or financing transaction and, if such failure continues after the two (2) notices described in the immediately preceding sentence, such failure shall Landlord all of its rights and remedies under Paragraph 25 above, including its right to damages caused by the loss of such sale or financing.

   30. Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant's behalf. All sums so paid by Landlord and all necessary incidental costs in connection with the performance by Landlord of an obligation of Tenant (together with interest thereon from the date of such payment by Landlord until paid at the Interest Rate) shall be payable by Tenant to Landlord upon demand, and Tenant's failure to make such payment upon demand shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

   31. Late Charge. Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received within three (3) Business Days after the date due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) $100.00, which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

   32. Attorneys' Fees; Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The "prevailing party" will be determined by the court before whom the action was brought based upon an assessment of which party's major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays
                                       32
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all of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default as claimed by Landlord.

      If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord's reasonable attorneys' fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

      IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure
Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

   33. Waiver. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord's acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant's recurrent failure to timely pay rent) other than Tenant's nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

   34. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Company, L.P., 555 California Street, 49th floor, San Francisco, California 94104, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

   35. Deleted.

   36. Defined Terms and Marginal Headings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term "including" or "includes" is used in this Lease it shall be construed as if followed by the phrase "without limitation." The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof.
                                       33
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   37. Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, except as to the conditions relating to the delivery of possession of the Premises to Tenant. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

   38. Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

   39. Entire Agreement; Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant's lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord's agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

   40. Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

   41. Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

   42. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

   43. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant's obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

   44. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

   45. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder's fee or other compensation as a result of Tenant's entering into this Lease.

   46. Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, such consent, approval, judgment or determination shall be subject to a standard of commercial reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord may exercise its sole discretion or otherwise specifies the standards under which Landlord may withhold its consent or approval or make the judgment or determination. Whenever Tenant requests Landlord to take any action or give any consent or approval, Tenant shall reimburse Landlord for all of Landlord's out-of-pocket costs reasonably incurred in reviewing the proposed action or consent (whether or not Landlord consents to any such proposed action), including without limitation reasonable attorneys' or consultants' fees and expenses, within ten (10) days after Landlord's delivery to Tenant of a statement of such costs. If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant's sole remedy will be an order of specific performance or mandatory injunction of the Landlord's agreement to give its consent or approval, unless such equitable remedy would be impracticable to perform. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord's interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

   47. Reserved Rights. Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for rent abatement:

      (a) To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

      (b) To perform, or cause or permit to be performed, at any time and from time to time, including during Business Hours, construction in the common areas and facilities or other leased areas in the Real Property; provided that Landlord shall use commercially reasonable efforts consistent with the operation of a first class project to minimize noise and disruption to Tenant's business during the performance of such work provided that such efforts do not diminish the quality of work performed.

      (c) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises in the Real Property and to create additional rentable areas through use or enclosure of common areas.

   48. Financial Statements. Upon submission of this Lease to Landlord and at any time thereafter within thirty (30) days after Landlord's request therefor, Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant's then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant's most recent audited or certified annual financial statements, and Tenant's federal income tax returns pertaining to Tenant's business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser. Notwithstanding the foregoing, however, so long as Tenant is a publicly traded company, the foregoing requirements shall be satisfied by delivery to Landlord of the Tenant's then most recent 10-K report as filed with the Securities and Exchange Commission.

   49. Parking.

      a. Commencing upon the date that Tenant first conducts its business from the Premises, Landlord shall provide Tenant, on an unassigned, non-exclusive and unlabelled basis, fifteen (15) parking spaces in such areas of the parking facility for the Building as Landlord may designate from time to time (which spaces shall comprise five (5) single spaces and five (5) pairs of tandem spaces), and Tenant shall pay for such parking at the rate or charge in effect from time to time for parking in the Building.

      b. Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant's parking rights hereunder, and shall cause each such individual to execute Landlord's standard waiver form for garage users. If the parking charge is not paid when due, and such failure continues for ten (10) days after written notice to Tenant of such failure, then in addition to any other remedies afforded Landlord under this Lease by reason of nonpayment of rent, Landlord may terminate Tenant's rights under this Paragraph 49. Further, if at any time Tenant releases to Landlord any parking space provided for in this Paragraph 49, then Tenant's right under this Paragraph 49 to use such released parking space shall automatically terminate.

      c. The parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Building and users of the parking facility. Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any parking space no longer made available), by reason of any reduction in Tenant's parking rights hereunder by reason of strikes, lock-outs, labor disputes, shortages of material or labor, fire, flood or other casualty, acts of God or any other cause beyond the control of Landlord. Access to the parking spaces to be made available to Tenant shall, at Landlord's option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant's right to use the parking facility is conditioned on Tenant's abiding by and shall otherwise be subject to such rules and regulations as may be reasonably promulgated by Landlord from time to time for the parking facility.

      d. If Tenant desires to enter into a contract for additional parking rights in the Building, Tenant may notify the Building manager of such desire. Provided that no default has occurred under this Lease, Landlord agrees to give Tenant's request for additional parking rights a higher priority than any proposed grant of parking rights to any party (a "Third Party") which is not a tenant or other occupant of a building owned or managed by Landlord, by Landlord's building manager, or by an affiliate of Landlord or Landlord's building manager, provided that Landlord shall not be required to terminate any Third Party's parking contract then in place in order to make additional parking space(s) available to Tenant, and Landlord shall not be required to make such additional parking available to Tenant at less than the rate which Landlord would from time to time receive from a Third Party.

      e. The parking rights set forth in this Paragraph 49 are non-transferrable, are personal to the Tenant originally named herein, and shall not inure to the benefit of any successor, assignee or subtenant of Tenant. In the event of any assignment or sublease of parking space rights that is approved by Landlord (provided, however, that such approval may be granted or withheld by Landlord in its sole and absolute discretion), Landlord shall be entitled to receive one hundred percent (100%) of any profit received by

Tenant in connection with such assignment or sublease.

   50. Deleted.

   51. Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials ("ACM") must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain hazardous substances. Although smoking is prohibited in the public areas of the Building, these areas may, from time to time, be exposed to tobacco smoke. Building occupants and other persons entering the Building from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. Further, certain portions of the Building contain ACM in the form of fireproofing on structural elements, heat insulation sealed within fire doors, and small areas of resilient floor tile, but these areas are generally inaccessible to Building occupants and visitors, such as machinery and utility rooms, the inside of sealed walls and above suspended ceilings. Landlord has made no special investigation of the Premises with respect to any hazardous substances. Tenant agrees not to expose or disturb any ACM unless Landlord has given Tenant prior written consent thereto and Tenant complies with all applicable Legal Requirements and Landlord's written procedures for handling ACM. Tenant's failure to comply with the immediately preceding sentence shall constitute an Event of Default under Paragraph 25 of this Lease. Tenant may obtain a copy of Landlord's written procedures for handling ACM from the Building office.

   52. Right of First Offer.

      a. First Offer Right; Available Space. Tenant shall have a one-time right of first offer to lease each increment of space ("First Offer Space") within the area that is located on the second (2nd) floor of the Building and outlined and labeled the "First Offer Area" on Exhibit C attached hereto, which becomes "available for lease" (as defined below) during the period commencing on the Rent Commencement Date and ending on the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date (the "Offer Period"), subject to the provisions of this Paragraph 52. Upon the first occasion during the Offer Period that any First Offer Space becomes "available for lease", as hereinafter defined, Landlord shall notify Tenant of such availability in writing, which notice shall state the Monthly Rent to be applicable to such First Offer Space under Paragraph 5 hereof, which Monthly Rent shall be the fair market rental as reasonably determined by Landlord in accordance with the definition of that term as set forth in Paragraph 53 hereof, but in no event will the Monthly Rent per square foot for the First Offer Space, as of the date the First Offer Space is added to the Lease, be less than the amount produced by multiplying the rentable square footage of the First Offer Space by the aggregate of the rental rate per rentable square foot per month that is payable by Tenant for all Premises then leased under this Lease under Paragraphs 2, 5 and 7 hereof for the calendar month immediately preceding the date the First Offer Space is added to the Lease, and, if, during the period that the First Offer Space is covered by the Lease, Tenant's Monthly Rent for the initial Premises covered by the Lease is from time-to-time increased pursuant to Paragraph 2.c. of the Lease, then in no event shall Tenant's Monthly Rent for the First Offer Space ever be less than the Monthly Rent that Tenant would pay if, at the same time the Monthly Rent for the initial Premises is so increased, the Monthly Rent then in effect for the First Offer Space were increased by the same amount per rentable square foot that the Monthly Rent for the initial Premises is so increased. For a period of five (5) days after the date of such notice from Landlord, Tenant shall have a one-time right to elect to lease such First Offer Space. If Tenant does not elect to lease such First Offer Space within such five (5) day period, Landlord shall have the right to lease such First Offer Space to any third party for a term and on such other conditions as Landlord may determine in Landlord's sole discretion and all rights of Tenant under this Paragraph 52 shall cease with respect to the particular First Offer Space increment so offered by Landlord. For purposes of this Paragraph 52, space shall not be deemed "available for lease" if the tenant then occupying such space extends the term of its lease of the space, whether pursuant to a renewal option or a new arrangement with Landlord, or if any tenant of the Building exercises an option or right of first offer to lease such space, which option or right of first offer has been granted prior to the date hereof.

      b. Terms and Conditions. Upon Tenant's election to lease any First Offer Space, Landlord and Tenant shall promptly enter into an amendment of this Lease, adding such First Offer Space to the Premises on all the terms and conditions set forth in this Lease as to the Premises originally demised under this Lease, except that (i) the term of the lease to Tenant of the First Offer Space shall commence upon the date on which the First Offer Space is delivered to Tenant and shall continue coextensively with the remaining term hereof and any extension thereof, (ii) Tenant shall take the First Offer Space in its then "as-is" condition and the provisions of Paragraph 4 above shall not apply to the First Offer Space, and (iii) the Monthly Rent payable by Tenant under Paragraph 5 of this Lease for the First Offer Space shall be the amount stated in Landlord's notice to Tenant, (iv) Tenant's Share payable under Paragraph 7 hereof shall be increased appropriately to reflect the lease of the First Offer Space, (v) the Base Year with respect to such First Offer Space shall be the calendar year in which such First Offer Space is added to the Lease, and (vi) the Base Tax Year with respect to the First Offer Space shall be the fiscal tax year ending on June 30 of the calendar year immediately following the calendar year in which the First Offer Space is added to the Lease.

      If Tenant shall exercise the right of first offer granted herein with respect to any First Offer Space, Landlord does not guarantee that the First Offer Space will be available on the stated availability date for the lease thereof, if the existing tenant of the First Offer Space shall hold over, or for any other reason beyond Landlord's reasonable control. In such event, rent with respect to the First Offer Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant's sole recourse.

      c. Limitation on Tenant's Right of First Offer. Notwithstanding the foregoing, if (i) on the date of exercise of the right of first offer, or the date immediately preceding the date the Lease term for the First Offer Space is to commence, any Event of Default, or default that subsequently matures into an Event of Default, has occurred and is continuing under this Lease, or
(ii) on the date immediately preceding the date the Lease term for the First Offer Space is to commence Tenant named herein (a) is not in occupancy of one hundred percent (100%) of the entire Premises then leased under this Lease or
(b) does not intend to occupy one hundred percent (100%) of the entire Premises then leased under this Lease, together with the entire First Offer Space, then, at Landlord's election, Tenant shall have no right to lease the First Offer Space and the exercise of the right of first offer shall be null and void.

   53. Option to Renew.

      a. Option to Renew. Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years, commencing upon the expiration of the initial term of the Lease. The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than fifteen
(15) months prior to the expiration of the initial term of this Lease. Notwithstanding the foregoing, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) as of the date immediately preceding the commencement of the renewal period Tenant is not in occupancy of the entire Premises then demised hereunder or Tenant does not intend to continue to occupy the Premises (but intends to assign this Lease or sublet the space in whole or in part), or (ii) on the date Tenant exercises the option or on the date immediately preceding the commencement date of the renewal period any Event of Default, or default that subsequently matures into an Event of Default, has occurred and is continuing under this Lease.

      b. Terms and Conditions. If Tenant exercises the renewal option, then during the renewal period all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then "as-is" state and condition, and (iii) the Monthly Rent payable by Tenant for the Premises shall be the then-net effective fair market rent for the Premises based upon the terms of this Lease, as renewed. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease. For purposes of this Paragraph 53, the term "net effective fair market rent" shall mean (A) the aggregated rental rate (including Operating Expenses and Tax Expenses, taking into account the applicable base years for calculation) for comparable space under primary lease (and not sublease) to new tenants, taking into consideration the unique quality and prestige of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, less (B) the value of any concessions, allowances, abatements or other similar items. Leases considered in the determination of net effective fair market rent must be for space situated in first-class, reputable, established office buildings in comparable locations in the San Francisco Financial District, in comparable physical and economic condition, taking into consideration the then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then-prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six
(6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within said thirty (30)-day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Exhibit D attached hereto.

      c. Minimum Rental. Notwithstanding anything in the foregoing or Exhibit D attached hereto to the contrary, in no event shall the Monthly Rent during the renewal period be less than the Monthly Rent and Additional Rent payable by Tenant (for all of the Premises leased hereunder) under Paragraphs 2.c., 5 and 7 hereof for the calendar month immediately preceding the commencement of the renewal period.


   THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.


SHORENSTEIN REALTY INVESTORS, L.P.,            NORCAL WASTE SYSTEMS, INC.,
a California limited partnership               a California corporation

By Shorenstein Company, L.P.,
   a California limited partnership,
   Manager

   By Shorenstein Management, Inc.,
      a California corporation,
      its Agent

      By /s/ Douglas W. Shorenstein      By: /s/ Michael J. Sangiacomo
            Douglas W. Shorenstein             Name: Michael J. Sangiacomo
            President                          Title: President & CEO
                Landlord                                  Tenant

EXHIBIT A

GOLDEN GATEWAYS COMMONS - BLDG. 3 2nd FLOOR

FLOOR PLAN DIAGRAM

EXHIBIT B

RULES AND REGULATIONS

GOLDEN GATEWAY COMMONS

   1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the Building or any part of the Premises visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion. Landlord shall have the right to remove, at Tenant's expense and without notice to Tenant, any such sign, placard, picture, advertisement, name or notice that has not been approved by Landlord.

   All approved (whether as approved as part of the Tenant Improvements, or otherwise) signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord.

   If Landlord notifies Tenant in writing that Landlord objects to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, such use of such curtains, blinds, shades or screens shall be removed immediately by Tenant. No awning shall be permitted on any part of the Premises.

   2. No ice, towel, barbering or bootblacking, shoeshining or repair services, or other similar services shall be provided to the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord.

   3. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom. Tenant shall be entitled, at no cost to Tenant, to have the name of Tenant's company and up to six (6) individual listings of Tenant's employees listed on (i) the Building directory situated in the lobby of the Building and (ii) the Tenant directory in the lobby of the second (2nd) floor of the Building. If, subsequent to the time Tenant's name and such individual listings are initially listed on the directories, Tenant requests a change in any such listing as printed thereon, Tenant shall reimburse Landlord for Landlord's cost of reprinting such listing for the directories.

   4. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by any of the Tenant Parties or used by Tenant for any purpose other than for ingress to and egress from its Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

   5. Tenant shall not alter any lock or install any new or additional locks or any bolts on any interior or exterior door of the Premises without the prior written consent of Landlord.

   6. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no inappropriate foreign substance shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

   7. Tenant shall not overload the floor of the Premises or mark, drive nails (except to the extent necessary to install Tenant's routine wall-hung certificates, plaques, and artwork), screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof.

   8. No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. The elevator designated for freight by Landlord shall be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may determine from time to time. The persons employed to move Tenant's equipment, material, furniture or other property in or out of the Building must be acceptable to Landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. In no event shall Tenant employ any person or company whose presence may give rise to a labor or other disturbance in the Real Property. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord's sole opinion, to cover all personal liability, theft or damage to the Real Property, including, but not limited to, floor coverings, doors, walls, elevators, stairs, foliage and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations shall be conducted at such times and in such a manner as Landlord shall direct, and all moving shall take place during non-business hours unless Landlord agrees in writing otherwise.

  9. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the Building or the Premises. Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.

   10. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner that would reasonably be deemed to be offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or materially interfere with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building. In no event shall Tenant keep, use, or permit to be used in the Premises or the Building any guns, firearm, explosive devices or ammunition.

   11. No cooking shall be done or permitted by Tenant in the Premises, nor shall the Premises be used for the storage of merchandise, for washing clothes, for lodging, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Tenant may maintain and use microwave ovens and equipment for brewing coffee, tea, hot chocolate and similar beverages; provided that Tenant shall (i) prevent the emission of any food or cooking odor from leaving the premises, (ii) be solely responsible for cleaning the areas where such equipment is located and removing food-related waste from the premises and the building, or shall pay Landlord's standard rate for such service as an addition to cleaning services ordinarily provided, (iii) maintain and use such areas solely for Tenant's employees and business invitees, not as public facilities, and (iv) keep the premises free of vermin and other pest infestation and shall exterminate, as needed, in a manner and through contractors reasonably approved by Landlord, preventing any emission of odors, due to extermination, from leaving the premises. Notwithstanding clause (ii) above, Landlord shall, without special charge, empty and remove the contents of one (i) 15 gallon (or smaller) waste container from the food preparation area so long as such container is fully lined with, and the contents can be removed in, a waterproof plastic liner or bag, supplied by Tenant, which will prevent any leakage of food related waste or odors; provided, however, that if at any time Landlord must pay a premium or special charge to Landlord's cleaning or scavenger contractors for the handling of food-related or so-called "wet" refuse, Landlord's obligation to provide such removal, without special charge, shall cease.

   12. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

   13. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced into the Premises and the Building. No boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior approval of Landlord.

   14. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord the keys of offices, rooms and toilet rooms which have been furnished by Landlord to Tenant and any copies of such keys which Tenant has made. In the event Tenant has lost any keys furnished by Landlord, Tenant shall pay Landlord for such keys.

   15. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises, except to the extent and in the manner approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

   16. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be reasonably designated by Landlord, which elevator usage shall be subject to the Building's customary charge therefor as established from time to time by Landlord.

   17. On Saturdays, Sundays and legal holidays, and on other days and between the hours of 6:00 P.M. and 8:00 A.M. access to the Building, or to the halls, corridors, elevators or stairways in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

   18. Tenant shall be responsible for insuring that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant's employees leave the Building, and that all electricity, gas or air within the Premises shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. Landlord shall not be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to the property of Tenant caused by the employees or independent contractors of Landlord or by any other person.

   19. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

   20. The requirements of any tenant will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.
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   21. No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

   22. Subject to Tenant's right of access to the Premises in accordance with Building security procedures, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building on Saturdays, Sundays and legal holidays and on other days between the hours of 6:00 P.M. and 8:00 A.M., and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants.
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EXHIBIT C
GOLDEN GATEWAYS COMMONS - BLDG. 3 2nd FLOOR

FLOOR PLAN DIAGRAM "FIRST OFFER AREA"
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EXHIBIT D

Appraisal Procedure

   Within fifteen (15) days after the expiration of the thirty (30)-day period set forth in Paragraph 53 of the Lease for the mutual agreement of Landlord and Tenant as to the fair market monthly rental, each party hereto, at its cost, shall engage a real estate appraiser to act on its behalf in determining the fair market monthly rental. The appraisers each shall have at least ten (10) years' experience with leases in first-class high-rise and low-rise office buildings in the San Francisco Financial District and shall submit to Landlord and Tenant in advance for Landlord's and Tenant's reasonable approval the appraisal methods to be used. If a party does not appoint an appraiser within such fifteen (15)-day period but an appraiser is appointed by the other respective party, the single appraiser appointed shall be the sole appraiser and shall set the fair market monthly rental. If the two appraisers are appointed by the parties as stated in this paragraph, such appraisers shall meet promptly and attempt to set the fair market monthly rental. If such appraisers are unable to agree within thirty (30) days after appointment of the second appraiser, the appraisers shall elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last date the two appraisers are given to set the fair market monthly rental. If the two appraisers are unable to select such third appraiser within such time, the third appraiser shall be selected by a single former California trial or appellate judge employed by or associated with the San Francisco office of JAMS/Endispute, or successor thereto. The third appraiser shall be a person who has not previously acted in any capacity for either party.

   The third appraiser shall conduct his own investigation of the fair market monthly rent, and shall be instructed not to advise either party of his determination of the fair market monthly rent except as follows: When the third appraiser has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third appraiser to Landlord and Tenant, on which he shall disclose his determination of the fair market monthly rent. Such meeting shall take place in the third appraiser's office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market monthly rent is set forth, the third appraiser shall place his determination of the fair market monthly rent in a sealed envelope. Landlord's appraiser and Tenant's appraiser shall each set forth their determination of fair market monthly rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

   In the presence of the third appraiser, the determination of the fair market monthly rent by Landlord's appraiser and Tenant's appraiser shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the fair market monthly rent, the envelope containing the determination of the fair market monthly rent by the third appraiser shall be destroyed and the third appraiser shall be instructed not to disclose his determination. If either party's envelope is blank, or does not set forth a determination of fair market monthly rent, the determination of the other party shall prevail and be treated as the fair market monthly rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third appraiser's determination shall be opened. If the value determined by the third appraiser is the average of the values proposed by Landlord's appraiser and Tenant's appraiser, the third appraiser's determination of fair market monthly rent shall be the fair market monthly rent, and in such case each of the parties shall bear one-half (1/2) the cost of appointing the third appraiser and of the third appraiser's fee. If such is not the case, fair market monthly rent shall be the rent proposed by either Landlord's appraiser or Tenant's appraiser which is closest to the determination of fair market monthly rent by the third appraiser. Except as provided in the second sentence preceding this sentence, the party whose determination is not selected (or who failed to submit a determination) shall bear the other party's appraiser's fee, and the cost of appointing the third appraiser and of the third appraiser's fee.
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